SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

VERSARTIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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4200 Bohannon Drive, Suite 250

Menlo Park, California 94025

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Versartis, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 25, 2017 at 2:00 p.m. local time.

We are pleased to announce that this year, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/VSAR. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable increased stockholder attendance and participation by allowing stockholders to participate from any location around the world.

At the Annual Meeting, stockholders will vote on the following matters:

1.	To elect the Board’s three Class III nominees for director to hold office until the 2020 Annual Meeting of Stockholders.

2.	To approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 4, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on

May 25, 2017 at 2:00 p.m., local time, via the internet at www.virtualshareholdermeeting.com/VSAR.

The proxy statement and annual report to stockholders

are available at www.versartis.com.

By Order of the Board of Directors

/s/ Kenneth L. Guernsey
Kenneth L. Guernsey Secretary

Menlo Park, California

April 25, 2017

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the enclosed proxy card, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

4200 Bohannon Drive, Suite 250

Menlo Park, California 94025

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Versartis, Inc., or the Board of Directors, is soliciting your proxy to vote at the Company’s 2017 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held via a live audio webcast on Thursday, May 25, 2017 at 2:00 p.m. local time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/VSAR, where you will be able to listen to the meeting live, submit questions and vote online.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2016 Annual Report, are being distributed and made available on or about April 25, 2017. As used in this Proxy Statement, references to “we,” “us,” “our,” “Versartis” and the “Company” refer to Versartis, Inc. and its consolidated subsidiaries.

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Versartis, Inc. (sometimes referred to as the “Company” or “Versartis”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 25, 2017 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The Annual Meeting will be held on Thursday, May 25, 2017 at 2:00 p.m. local time. The Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/VSAR. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

The webcast of the Annual Meeting will begin promptly at 2:00 p.m. local time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m. local time, and you should allow reasonable time for the check-in procedures.

Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the 2017 annual meeting?

Only stockholders of record at the close of business on April 4, 2017, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 35,162,043 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 4, 2017 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 4, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three (3) matters scheduled for a vote:

•	Proposal 1: Election of three (3) directors;

•	Proposal 2: Approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000; and

•	Proposal 3: Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the proposal to ratify the selection of PricewaterhouseCoopers LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote at the Annual Meeting, follow the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/VSAR. You will be asked to provide the control number from your Notice.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., California Time on May 24, 2017 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., California Time on May 24, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Versartis. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” Proposals 2 and 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Versartis’s Secretary at 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025.

•	You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2017, to our Secretary at 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must notify the Secretary of the Company in writing at the address above no earlier than January 25, 2018 and no later than February 24, 2018. You are advised to review the Company’s Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal, and thus will have the same effect as “Against” votes for Proposal 2.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the nominee receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. To be approved, Proposal No. 2, an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have will have the same effect as an “Against” vote. To be approved, Proposal No. 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Three nominees receiving the most “For” votes from the holders of shares present and entitled to vote	Withheld votes will have no effect	None

2	Charter Amendment—Increase authorized shares of common stock to 100,000,000	“For votes from holders of a majority of the voting power of the shares present and entitled to vote	Against	Against

3	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017	“For” votes from the holders of shares representing a majority of the voting power of the shares present and entitled to vote	Against	None*

*	Broker non-votes will have no effect; however, Proposal No. 3 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, by remote communications or represented by proxy. On the Record Date, there were 35,162,043 shares outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 17,581,022 votes must be present in person, by remote communication or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at www.versartis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors presently has seven members. In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors increased the authorized size of the Board of Directors to eight members. The Board of Directors has nominated for re-election both Class III Directors, Dr. Srini Akkaraju and John Varian, whose term of office expires in 2017 and one additional person, Eric Dobmeier, for election at the Annual Meeting. If elected at the Annual Meeting, each nominee would serve until the 2020 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Versartis. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Srinivas Akkaraju, M.D., Ph.D., 49, Srinivas Akkaraju, M.D., Ph.D. has served as a member of our Board of Directors since July 2013. Dr. Akkaraju previously served as a member of our Board of Directors from February 2011 to February 2013. Since February 2016, Dr. Akkaraju has been a Senior Advisor of Sofinnova Ventures. From April 2013 to February 2016, Dr. Akkaraju served as a General Partner at Sofinnova Ventures. Prior to joining Sofinnova, Dr. Akkaraju was a Managing Director at New Leaf Venture Partners, or New Leaf, from January 2009 to April 2013. From September 2006 to December 2008, Dr. Akkaraju served as a managing director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, or JPMP, a private equity division of JPMorgan Chase & Co. From April 2001 to September 2006, Dr. Akkaraju was a part of the health care investment team at JPMP, most recently as Partner. Dr. Akkaraju has served on the boards of directors of numerous public and private companies, including Synageva BioPharma Corp., Barrier Therapeutics, Inc. and EyeTech Pharmaceuticals Inc., all of which are or were publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company, and currently serves on the boards of directors of Intercept Pharmaceuticals, Inc., aTyr Pharma, and Seattle Genetics, Inc. Dr. Akkaraju holds a B.A. in Biochemistry and Computer Science from Rice University and an M.D. and Ph.D. in Immunology from Stanford University School of Medicine. We believe Dr. Akkaraju is able to make valuable contributions to our Board of Directors due to his experience investing in and serving as a director for companies in the biotechnology and healthcare industries.

John Varian, 57, has served as a member of our Board of Directors since March 2014. Mr. Varian served as Chief Executive Officer of XOMA Corporation, or XOMA, from January 2012 through December 2016, and previously served as Interim Chief Executive Officer of XOMA since August 2011. He currently serves as a member of the Board of Directors of XOMA since December 2008. Mr. Varian previously served as Chief

Operating Officer of ARYx Therapeutics, Inc. from December 2003 through August 2011. Beginning in May 2000, Mr. Varian was Chief Financial Officer of Genset S.A. in Paris France, where he was a key member of the team negotiating Genset’s sale to Serono S.A. in 2002. From 1998 to 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s Chief Financial Officer from 1997 until 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and Chief Financial Officer of Anergen Inc. Mr. Varian was an Audit Principal / Senior Manager at Ernst & Young LLP from 1987 until 1991 where he focused on life sciences. Mr. Varian was also a founding committee member of the Bay Bio and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian holds a B.B.A. from Western Michigan University. We believe Mr. Varian is able to make valuable contributions to our Board of Directors due to his significant experience in building biopharmaceutical companies and his specific focus on financing, corporate financial management and related matters.

Eric L. Dobmeier, 48, was nominated by the Board of Directors in April 2017. Since 2011, Mr. Dobmeier has served as Chief Operating Officer of Seattle Genetics, Inc., or Seattle Genetics, a public biotechnology company. From 2008 until 2011, Mr. Dobmeier served as Chief Business Officer for Seattle Genetics and served as its Vice President, Corporate Development from 2006 to 2008. From 2002 to 2006, Mr. Dobmeier served as General Counsel for Seattle Genetics. Prior to joining Seattle Genetics, Mr. Dobmeier was an attorney with the Venture Law and with Heller Ehrman White & Macauliffe where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier serves on the boards of directors of Stemline Therapeutics, Inc. and Atara Biotherapeutics, Inc., both publicly-traded biotechnology companies. Mr. Dobmeier holds a J.D. from the University of California, Berkeley, School of Law and an A.B. in History from Princeton University. We believe Mr. Dobmeier is able to make valuable contributions to our Board of Directors due to his extensive experience in the biopharmaceutical industry as both an executive officer and member of the board of directors of several biopharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “For” OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Edmon R. Jennings, 69, has served as a member of our Board of Directors since February 2012. Mr. Jennings has been retired from full-time employment during the past five years, and currently focuses on his board service and certain consulting roles. Mr. Jennings previously served as the chairman of our Board of Directors from February 2012 to December 2013. Mr. Jennings previously served as President, Chief Executive Officer and a member of the Board of Directors of Angiogenix, Inc., a biopharmaceutical company developing therapeutic solutions for chronic vascular disease, from July 2003 to February 2008, and as Chief Commercialization Officer at Pain Therapeutics, Inc., a biopharmaceutical company, from February 2000 to June 2003. Mr. Jennings previously served on the boards of directors of Angiogenix, Inc., Monogram Biosciences Inc. and TRF Pharma. Mr. Jennings holds a B.A. from the University of Michigan. We believe Mr. Jennings is able to make valuable contributions to our Board of Directors due to his extensive experience in the biopharmaceutical industry.

R. Scott Greer, 58, has served as a member of our Board of Directors since December 2014. Mr. Greer founded Numenor Ventures, LLC, a venture capital firm focused on life sciences companies, and has served as its Managing Director since June 2002. Prior to that, in 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and chairman of the board from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development. Mr. Greer currently serves as a director of Inogen, Inc., Sientra, Inc., StemCells, Inc. and Nektar Therapeutics, Inc. He currently serves as the chairman of the board of Calimmune,

Inc. He previously served as chairman of the board of Sirna Therapeutics, Inogen, Inc. and Ablexis LLC and as a director of Illumina, Inc., Auspex, Inc. and CV Therapeutics, Inc. He has also previously served as a director of numerous private companies. Mr. Greer received his B.A. in economics from Whitman College, earned his M.B.A. in business administration from Harvard University and was a certified public accountant. We believe Mr. Greer is able to make valuable contributions to our Board of Directors due to his significant financial, business and management expertise and his extensive experience as a director and senior executive of several life science companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Jay P. Shepard, 59, has served as our President and Chief Executive Officer since May 2015 and as a member of our Board of Directors since December 2013. From December 2013 to May 2015, Mr. Shepard also served as the chairman of our Board of Directors. Until May 2015, Mr. Shepard was an Executive Partner at Sofinnova Ventures, or Sofinnova, a venture capital firm focused on the healthcare industry, which he joined as an Executive in Residence in 2008. Mr. Shepard previously served as President and Chief Executive Officer and was a member of the Board of Directors of NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company developing and commercializing unique pediatric products utilizing proprietary drug delivery technology that was acquired by Pfizer in November 2012, from January 2010 to November 2012. From December 2005 to October 2007, Mr. Shepard served as President and Chief Executive Officer and a member of the Board of Directors of Ilypsa Inc., a biopharmaceutical company pioneering novel non-absorbed polymeric drugs for renal and metabolic disorders that was acquired by Amgen in July 2007. Mr. Shepard has served on the boards of directors of numerous public companies, including Ilypsa, Relypsa, Inc., Durect Corporation, Bullet Biotechnology, Inc. and Intermune, Inc., and currently serves on the Board of Directors of Marinus Pharmaceuticals, Inc. and the Christopher and Dana Reeve Foundation. Mr. Shepard holds a B.S. in Business Administration from the University of Arizona. We believe Mr. Shepard is able to make valuable contributions to our Board of Directors due to his extensive knowledge of the biopharmaceutical industry and his prior experience as an executive officer.

Shahzad Malik, M.D., 50, has served as a member of our Board of Directors since February 2011. Dr. Malik is currently a General Partner at Advent Life Sciences, a venture capital firm focused on market-leading life sciences businesses, which he joined in April 1999. Dr. Malik has served on the boards of directors of numerous public and private companies, including Acutus Medical, Algeta ASA, Agenus Inc., Axonics Modulation Technologies, Inc., Conatus Pharmaceuticals Inc., Respivert Ltd., and Emergent Biosolutions Inc. Dr. Malik holds an M.A. in Physiological Sciences from Oxford University and an M.D. from Cambridge University. We believe Dr. Malik is able to make valuable contributions to our Board of Directors due to his experience investing in and serving as a director for companies in the life sciences industry.

Anthony Y. Sun, M.D., 45, has served as a member of our Board of Directors since January 2013. Dr. Sun is a biotechnology industry consultant. From September 2002 until May 2015, Dr. Sun was a Partner at Aisling Capital, a private equity firm dedicated to the life sciences. Dr. Sun was previously an Adjunct Instructor of Medicine at the Hospital of the University of Pennsylvania. Dr. Sun has served on the boards of directors of numerous public and private companies and was also Board Certified in Internal Medicine. Dr. Sun holds a B.S. in Electrical Engineering from Cornell University, an M.B.A. from The Wharton School of the University of Pennsylvania and an M.D. from Temple University School of Medicine. We believe Dr. Sun is able to make valuable contributions to our Board of Directors due to his experience investing in and serving as a director for companies in the life sciences industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’

determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Akkaraju, Mr. Greer, Mr. Jennings, Dr. Malik, Dr. Sun and Mr. Varian. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Prior to the appointment of Mr. Shepard as our Chief Executive Officer, the Board of Directors considered Mr. Shepard to be independent.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Dr. Akkaraju, who has authority, among other things, to call and preside over meetings of the Board of Directors, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Board Chair has substantial ability to shape the work of the Board of Directors. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board of Directors as a whole. Prior to his appointment as our Chief Executive Officer, Mr. Shepard served as the independent chair of the Board of Directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function at the time of its establishment. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board of Directors has delegated to the Board of Directors’ lead independent director the responsibility of coordinating between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the last fiscal year ended December 31, 2016. Each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership as of April 4, 2017, and meeting information for the fiscal year ended December 31, 2016 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Mr. Jay P. Shepard				(1)		(1)
Dr. Srinivas Akkaraju			X		X	*
Mr. R. Scott Greer			X
Mr. Edmon R. Jennings	X				X
Dr. Shahzad Malik			X	*	X
Dr. Anthony Y. Sun	X				X
Mr. John Varian	X	*

Total meetings in fiscal 2016	4		4		0

*	Committee Chairman
(1)	Mr. Shepard served as a member of the Compensation and Nominating and Corporate Governance Committees prior to his appointment as our Chief Executive Officer in May 2015.

Below is a description of each committee of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Varian, Dr. Sun and Mr. Jennings. The Audit Committee met four times during the fiscal year ended December 31, 2016. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.versartis.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. Varian qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or the Commission or the SEC, rules. The Board made a qualitative assessment of Mr. Varian’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mr. John Varian

Dr. Anthony Y. Sun

Mr. Edmon R. Jennings

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Akkaraju, Dr. Malik and Mr. Greer. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards). The Compensation Committee met four times during the fiscal year ended December 31, 2016. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.versartis.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	determining the appropriate relationship of compensation to the market to achieve corporate objectives;

•	recommending to our Board of Directors for determination and approval the compensation and other terms of employment of our chief executive officer and his performance in light of relevant corporate performance goals and objectives;

•	reviewing and approving the compensation and other terms of employment of our executive officers (other than our chief executive officer) and other employees, and corporate performance goals and objectives relevant to such compensation, and assessing the attainment of the prior year’s corporate goals and objectives;

•	appointing, compensating, and overseeing the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee after assessing the independence of such person in accordance with applicable NASDAQ rules;

•	after consulting with compensation consultants, independent legal counsel or other advisor to our Compensation Committee, reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and recommending to our Board of Directors and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as evaluating and approving modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management the executive compensation disclosure and analysis required to be disclosed by SEC rules;

•	recommending to our Board of Directors compensation-related proposals to be considered at our annual meeting of stockholders, including the frequency of advisory votes on executive compensation;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement;

•	reviewing and discussing with management any conflicts of interest raised by the work of a compensation consultant or advisor retained by our Compensation Committee or management and how such conflict is being addressed, and preparing any necessary disclosure in our annual proxy statement in accordance with applicable SEC rules; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as its members deem necessary or appropriate, but in no event less than annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Compensia, Inc. as compensation consultants. Compensia, Inc. was selected by the Compensation Committee based on interviews with a number of compensation consulting firms and on Compensia’s significant experience and strong reputation in the life sciences sector. The Compensation Committee requested that Compensia, Inc.:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board of Directors), recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, periodically evaluating the performance of the Board of Directors, and developing and reviewing the Company’s corporate governance principles.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Akkaraju, Dr. Malik and Mr. Jennings. All three members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2016. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.versartis.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board of Directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025 no earlier than the close of business on January 25, 2018 and no later than February 24, 2018. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board of Directors has been excellent.

CODE OF ETHICS

The Company has adopted the Versartis, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at www.versartis.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In 2014, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at www.versartis.com.

PROPOSAL 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors is requesting stockholder approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of Common Stock from 50,000,000 shares to 100,000,000 shares.

Our Board of Directors has no present plans or proposals to issue the additional shares of Common Stock that would be authorized by this Proposal 2. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable in order to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, stock splits and dividends, equity compensation awards or other corporate purposes. The proposed amendment will allow the Company to accomplish these objectives without further stockholder approval. By approving the increase now, in advance of any specific need or plans, we will be able to act in a timely manner when such a need arises or when our Board of Directors believes it is in the best interests of the Company and our stockholders to take action, without the delay and expense that would be required at that time to obtain stockholder approval of such an increase as a special meeting of stockholders.

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance upon the approval of the Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law regulatory agencies, NASDAQ or any other exchange or quotation service on which our Common Stock may then be listed.

In addition to the 35,046,325 shares of Common Stock outstanding on February 28, 2017, there were:

•	1,437,579 shares reserved for future issuance under the Company’s stockholder approved 2009 Equity Incentive Plan, as amended;

•	5,883,590 shares reserved for future issuance under the Company’s stockholder approved 2014 Equity Incentive Plan, as amended; and

•	850,313 shares reserved for future issuance under the Company’s 2014 Employee Stock Purchase Plan, as amended.

The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. Though the increase in authorized Common Stock could make more difficult or discourage attempts to obtain control of the Company, thereby having an implicit anti-takeover effect, neither our management nor the Board of Directors views this as an anti-takeover mechanism. The increase in authorized shares of Common Stock is not being proposed in response to any known threat to acquire control of the Company.

If the stockholders approve Proposal 2, we will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to amend Article IV, Section A, in its entirety, to read as follows:

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 105,000,000 shares. 100,000,000 shares shall be Common Stock, each having a par value of $0.0001. 5,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

Except for this paragraph, all of the remaining provisions in Article IV of the Amended and Restated Certificate of Incorporation would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as our Board determines to be necessary or advisable to effect this Proposal 2.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on this Proposal 2 will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation.

If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2013, covering the Company’s applicable reporting periods since its inception in 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2016	2015
	(in thousands)
Audit Fees(1)	$860	$914
Tax Fees(2)	335	243

Total Fees	$1,195	$1,157

(1)	Includes fees related to our follow-on public offerings completed in January 2015 and October 2016, professional services for the audit of the Company’s financial statements included in its Annual Reports on Form 10-K and review of financial statements included in its quarterly reports on Form 10-Q, as well as fees related to special and/or one-time non-recurring accounting matters.
(2)	Includes fees for tax compliance and tax planning, including fees for global tax strategy planning.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning our executive officers, including their ages as of April 25, 2017. Biographical information for our Chief Executive Officer and director, Jay Shepard, is included above with the director biographies under the caption “Directors Continuing in Office Until the 2019 Annual Meeting.”

Name	Age	Position(s)
Jay Shepard(1)	59	President, Chief Executive Officer and Director
Joshua T. Brumm	39	Chief Financial Officer and Chief Operating Officer
Paul Westberg	49	Chief Business Officer
Shane M. Ward	42	Senior Vice President and General Counsel
Dr. Colin Hislop	59	Chief Medical Officer
Tracy M. Woody	46	Chief Commercial Officer
Dr. Jay P. Stout	55	Senior Vice President, Technical Operations

(1)	Mr. Shepard has served as our President and Chief Executive Officer since May 2015.

Joshua T. Brumm has served as our Chief Financial Officer since November 2013 and as our Chief Operating Officer since January 2017. Prior to joining us, Mr. Brumm served as Executive Vice President of Finance at Pharmacylics, Inc., a biopharmaceutical company focused on developing and commercializing innovative small- molecule drugs for the treatment of cancer and immune mediated diseases, from August 2012 to August 2013. Prior to joining Pharmacylics, Mr. Brumm served in various roles at ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, from December 2009 to August 2012, including Senior Vice President and Chief Financial Officer, Vice President of Corporate Development and Investor Relations, Senior Managing Director of International Sales and Director of Corporate Development and Strategy. Mr. Brumm also served as Director of Finance at Proteolix, Inc., a biotechnology company dedicated to discovering, developing and commercializing novel therapeutics that target protein degradation pathways for cancer and autoimmune diseases, from March 2009 until it was acquired by Onyx Pharmaceuticals in December 2009. Prior to joining Proteolix, Mr. Brumm held the position of Investment Banking Associate as a member of the West Coast Healthcare Team at Citigroup Global Markets, Inc. from June 2007 to March 2009. Mr. Brumm also founded Nu-Ag Distributing, LLC, an agricultural sales and consulting company, and served as Nu-Ag Distributing’s Chief Executive Officer until its sale in June of 2007. Mr. Brumm holds a B.A. in Business Administration from the University of Notre Dame.

Paul Westberg has served as our Chief Business Officer since January 2017. Mr. Westberg previously served as our Senior Vice President, Corporate Development from March 2010 until January 2017. Prior to joining us, Mr. Westberg served as Vice President of Business Development at Bayhill Therapeutics Inc., a clinical-stage biotechnology company developing innovative therapies for autoimmune diseases, from November 2006 to March 2010. Prior to Bayhill Therapeutics, Mr. Westberg served in positions of increasing responsibility at Novacea, most recently as Vice President of Business Development. Prior to Novacea, Mr. Westberg served as Director of Business Development at Deltagen Inc., a provider of drug discovery tools and services to the biopharmaceutical industry and the academic research community, and at Collabra Pharma, Inc., a developer of pharmaceutical products, and as Manager of Financial Planning and Analysis at Aviron, a developer of a novel influenza treatment that was acquired by MedImmune in 2002. Mr. Westberg previously held finance positions of increasing responsibility at Genentech. Mr. Westberg holds a B.A. in Applied Mathematics from the University of California, San Diego, and an M.B.A. from the University of California, Berkeley—Haas School of Business.

Shane M. Ward has served as our Senior Vice President and General Counsel since April 2015. Prior to joining us, Mr. Ward served as Vice President, Compliance and Associate General Counsel at Dynavax

Technologies Corporation, a clinical-stage biopharmaceutical company using toll-like receptor biology to discover and develop novel vaccines and immunotherapeutics, from November 2012 to March 2015. Prior to Dynavax, Mr. Ward served in roles of increasing responsibility at Human Genome Sciences, Inc., a biopharmaceutical company using the human DNA sequence to develop and commercialize protein and antibody drugs, from February 2010 to November 2012, following its acquisition by GlaxoSmithkline, most recently as Associate General Counsel, Regulatory Compliance. Previously, Mr. Ward was a senior attorney with pharmaceutical companies Gilead Sciences, Inc. from 2006 to 2010 and Abbott Laboratories from 2003 to 2006. Mr. Ward began his legal career in the FDA Practice Group of international law firm Sidley Austin, LLP and, before earning his law degree, he served as a regulatory affairs professional with Intracel Corp., a biotechnology company focused on developing personalized cancer vaccines and Quintiles Inc., a contract research organization. Mr. Ward holds a B.A. in English Language and Literature from the University of Virginia and a J.D. from the Georgetown University Law Center.

Dr. Colin Hislop has served as our Chief Medical Officer since April 2016. Prior to joining us, Dr. Hislop served in roles of increasing responsibility at Anthera Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company developing therapies for unmet needs, from November 2005 to March 2017, most recently as Chief Medical Officer and Senior Vice President Clinical Development. Prior to Anthera, Dr. Hislop served as Vice President and Head of Clinical Development for Peninsula Pharmaceuticals, Inc. from October 2004 to June 2005 and Vice President, Clinical Research for CV Therapeutics, Inc. from September 2001 to October 2004. Previously, he held a series of roles in Medical and Clinical functions at large pharmaceutical manufacturers Proctor & Gamble Pharmaceuticals and Eli Lilly & Company. Dr. Hislop earned his medical degree from Middlesex Hospital Medical School, University of London. He also holds a BS in Medical Biochemistry from the University of Surrey.

Tracy M. Woody has served as our Chief Commercial Officer since March 2017. From 2015 to 2016, Ms. Woody served as Chief Commercial Officer for KemPharm, Inc., a clinical-stage, publicly-traded pharmaceutical company focused on abuse deterrent opioids. From 2013 to 2015, Ms. Woody was the founder and Managing Director of TMW Consulting, Inc., a consulting firm focused on strategy, corporate development, and market assessments with emerging companies in the biopharmaceutical, medical device, and healthcare service industries. Prior to TMW, Ms. Woody served as Vice President, Sales and Marketing of NextWave Pharmaceuticals, Inc. from 2010 to 2013, where she led all aspects of commercial operations. From 2002 to 2010, Ms. Woody served as Vice President, Sales and Marketing and later as Vice President, Business Development. Ms. Woody served as Vice President, Pharmaceutical Marketing and Advertising with Healthworld, Inc. from 1998 to 1999, and prior to that, was a Marketing Manager with Pfizer, Inc. from 1992 to 1998. Ms. Woody received her BS in Health Promotion and Applied Physiology from East Carolina University.

Dr. Jay P. Stout has served as our Senior Vice President, Technical Operations since April 2017. Prior to joining us, Dr. Stout served as the Senior Vice President, Manufacturing and Process Development for SanBio, Inc., from March 2016 to March 2017. Prior to SanBio, Dr. Stout served as Executive Director of the Center for Biopharmaceutical Manufacturing Science at Merck, Inc., from August 2014 to March 2016, as Executive Director of Technical Operations at Wethernstein BioPharma, a wholly-owned subsidiary of Merck, Inc., from November 2012 to August 2014, and as Executive Director of Biologics Manufacturing Science and Commercialization, Biologics Technical Operations at Merck, Inc., from March 2008 to November 2012. From 2003 to 2008, Dr. Stout served in roles of increasing responsibility with Amgen, Inc., most recently as Executive Director of Process Development. Dr. Stout also held various roles with Pfizer, Inc. from 1997 to 2003 and BioNebraska, Inc. from 1989 to 1997. Dr. Stout holds a Ph.D. in Chemistry from the University of Nebraska and an M.S. and B.S. in Chemistry from University of Iowa.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2017 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Perceptive Advisors LLC(5)	4,153,685	11.9%
FMR LLC(2)	4,128,376	11.8%
Aisling Capital III, LP(7)	2,524,465	7.2%
Entities affiliated with Index Ventures(4)	2,395,061	6.8%
Sofinnova Venture Partners VIII, L.P.(8)	2,361,978	6.7%
Entities affiliated with Advent Life Sciences(6)	2,271,558	6.5%
BlackRock, Inc.	2,215,367	6.3%
New Leaf Ventures II, L.P.(9)	2,039,223	5.8%
Baker Bros. Advisors, LP(3)	1,920,845	5.5%
Jay Shepard(10)	333,854	*
Joshua Brumm(11)	243,362	*
Paul Westberg(12)	109,776	*
Shane Ward(13)	44,053	*
Colin Hislop(14)	58,506	*
Srinivas Akkaraju(15)	608,062	1.7%
R. Scott Greer(16)	55,675	*
Edmon Jennings(17)	54,375	*
Shahzad Malik(6)(18)	2,316,212	6.6%
Anthony Sun(19)	44,654	*
John Varian(20)	43,054	*
All executive officers and directors as a group (11 persons)(21)	3,911,583	10.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned Applicable percentages are based on 35,046,325 shares outstanding on February 28, 2017, adjusted as required by rules promulgated by the SEC.
(2)

Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity

Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	Consists of 1,750,710 shares of common stock directly held by Baker Brothers Life Sciences, L.P. (“Life Sciences”) and 170,135 shares of common stock directly held by 667, L.P. (“667”, and together with Life Sciences, the “Funds”). Pursuant to the amended and restated management agreements, among Baker Bros. Advisors LP (the “Adviser”), the Funds and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the shares held by the Funds, the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments. Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker as principals of the Adviser GP, and the Adviser may be deemed to be beneficial owners of the shares directly held by the Funds, and may be deemed to have the sole power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. The address for Baker Bros. Advisors LP is 667 Madison Ave., 21st Floor, New York, NY 10065.
(4)	Includes 2,169,931 shares held by Index Ventures IV (Jersey), L.P. (“Index Ventures IV”), 205,971 shares held by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. (“Entrepreneur Fund”) and 19,159 shares held by Yucca (Jersey) SLP (“Yucca”). Index Venture Associates IV Limited, is the general partner of the Index Ventures IV and Entrepreneur Fund. Paul Willing, Sinéad Meehan, David Hall, Bernard Dallé and Phil Balderson are directors of Index Venture Associates IV Limited. Messrs. Willing, Hall, Dallé, Balderson and Ms. Meehan share voting and dispositive power with respect to the shares held by the Index Ventures IV limited partnerships. The corporate general partner of Yucca is Yucca Associates Limited. Messrs. Nigel T. Greenwood and Ian J. Henderson are directors of Yucca Associates Limited and share voting and dispositive power with respect to the shares held by Yucca. The address of the Index Ventures IV, Entrepreneur Fund and Yucca is Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.
(5)	Includes 3,989,724 shares held by Perceptive Life Perceptive Advisors LLC, a private investment fund (the “Fund”) to which Perceptive Advisors LLC serves as the investment manager, and 163,961 shares held in a trading account (the “Account”) to which Perceptive Advisors LLC serves as the investment manager. Joseph Edelman is the managing member of Perceptive Advisors LLC. The address for Perceptive Advisors LLC is 499 Park Ave., 25th Floor, New York, NY 10022.
(6)	Includes shares held by Advent Life Sciences Fund I LP (“Advent Fund”) and by Advent Life Sciences LLP (“Advent”). Advent is the manager of Advent Fund. Dr. Malik, a member of our Board of Directors, is a general partner of Advent. Each of Advent, Advent Fund and Dr. Malik may be deemed to beneficially own the shares held by Advent and Advent Fund. The address for each of these entities is 158-160 North Gower Street, London, NW1 2ND England.
(7)	The shares are held directly by Aisling Capital III, L.P. (“Aisling”). Aisling Capital Partners III, L.P. (“Aisling GP”) is the general partner of Aisling. Includes 40,079 shares issuable pursuant to a stock option exercisable within 60 days of February 28, 2017. Such option was issued to Dr. Sun by the Company when Dr. Sun was employed by Aisling, therefore Aisling may be deemed to have beneficial ownership of such shares. Investment and voting decisions are made by an investment committee of Aisling GP, which currently consists of four members. The investment committee shares voting and dispositive power over the shares held by Aisling. Dr. Sun disclaims beneficial ownership of the shares owned by Aisling except to the extent of his pecuniary interest therein. The address for these entities is 888 Seventh Ave., 12th Floor, New York, NY 10106.
(8)	The shares are owned directly by Sofinnova Venture Partners VIII, L.P. (“SVP VIII”). Sofinnova Management VIII, L.L.C. (“SM VIII”) is the general partner of SVP VIII. Each of Anand Mehra, Michael Powell and James I. Healy is a managing member of SM VIII and may, along with SM VIII, be deemed to have shared voting and dispositive power over the shares owned by SVP VIII. Each of the managing members of SM VIII disclaims beneficial ownership except to the extent of their pecuniary interest therein. The address for these entities is 3000 Sand Hill Road, Bldg 4, Suite 250, Menlo Park, CA 94025.
(9)

Represents shares directly beneficially owned by New Leaf Ventures II, L.P. (“NLV-II”). New Leaf Venture Associates II, L.P. (“NLVA-II LP”) is the general partner of NLV-II and New Leaf Venture Management II,

L.L.C. (“NLVM-II LLC”) is the general partner of NLVA-II LP. Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, Vijay K. Lathi, James Niedel and Liam Ratcliffe are individual managers of NLVM-II LLC (the “Individual Managers”). NLVA-II LP and NLVM-II LLC disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. As one of six individual managers, each of the Individual Managers disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest. The address for this stockholder is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036.
(10)	Includes 315,296 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(11)	Includes 227,038 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(12)	Includes 95,415 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017 and 3,333 shares issuable pursuant to restricted stock units that will vest within 60 days of February 28, 2017.
(13)	Includes 41,012 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(14)	Includes 58,506 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(15)	Includes 32,058 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(16)	Includes 30,600 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(17)	Includes 51,300 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(18)	Includes 40,079 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(19)	Includes 40,079 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(20)	Includes 40,079 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017.
(21)	Consists of (i) 2,936,788 shares held by the directors and executive officers, (ii) 971,462 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2017 and (iii) 3,333 shares issuable pursuant to restricted stock units that will vest within 60 days of February 28, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that three reports, covering an aggregate of three transactions, were filed late. One of these reports was filed by Dr. Akkaraju, the present nominee for director re-election and current director, on June 20, 2016 and two of these reports were filed by Dr. Colin Hislop, our current Chief Medical Officer and executive officer, on April 29, 2016.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded to or earned by the Company’s Chief Executive Officer and its two other most highly compensated executive officers, or the Named Executive Officers, for the fiscal years ended December 31, 2016 and 2015.

SUMMARY COMPENSATION TABLE FOR FISCAL 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jay Shepard(4) Chief Executive Officer	2016	$522,173	—	$692,064	$1,510,089	$337,900	$6,337		$3,068,563
	2015	$328,512	—	$1,458,240	$3,254,697	$147,330	$17,582	(5)	$5,206,361

Joshua T. Brumm(6) Chief Financial Officer and Chief Operating Officer	2016	$376,989	$70,000	$397,880	$604,902	$150,901	$2,461		$1,603,133
	2015	$354,100	—	—	—	$130,125	—		$484,225

Colin Hislop(7) Chief Medical Officer	2016	$289,665	$35,000	$60,100	$1,244,095	$104,621	$5,112		$1,738,593

(1)	These amounts represent discretionary bonuses for extraordinary performance in 2016 as awarded by the Compensation Committee of the Board of Directors.
(2)	In accordance with SEC rules, this column reflects the aggregate fair value of the stock and option awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). The valuation assumptions used in determining such amounts are described in Note 2 and Note 10 to our financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(3)	Amounts reported in the non-equity incentive compensation plan column represent awards earned based on the achievement of company goals for the fiscal year presented as determined by the Compensation Committee of the Board of Directors. For 2015, the amounts represented reflect a correction to amounts that were earned in 2015 and paid out in 2016.
(4)	Mr. Shepard was appointed as our Chief Executive Officer in May 2015. Prior to May 2015, he was a member and chairman of our Board of Directors.
(5)	This amount represents $17,582 in fees paid to Mr. Shepard for his services as chairman of our Board of Directors until his appointment as our Chief Executive Officer in May 2015.
(6)	Mr. Brumm became our Chief Operating Officer effective January 27, 2017.
(7)	Dr. Hislop joined the Company in April 2016.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Employment Offer Letters

We have entered into employment offer letters with each of our Named Executive Officers. The offer letters provide for “at will” employment and set forth the terms and conditions of employment, including annual base salary, target bonus opportunity, equity compensation, severance benefits and eligibility to participate in our employee benefit plans and programs. Our named executive officers were each required to execute our standard proprietary information and inventions agreement. The material terms of these offer letters are summarized below. These summaries are qualified in their entirety by reference to the actual text of the offer letters, which are filed as exhibits to our annual report on Form 10-K.

Jay Shepard

We entered into an employment offer letter with Mr. Shepard, our Chief Executive Officer, on May 12, 2015. Effective as of May 6, 2015, the day of his appointment as our Chief Executive Officer, Mr. Shepard received an annual base salary of $500,000, with an annual target bonus of 50% of that base salary, based upon the achievement of performance criteria established by our Board of Directors.

In connection with his employment, on May 11, 2015, Mr. Shepard was granted an option to purchase 309,000 shares of our common stock under our 2014 Equity Incentive Plan, or our 2014 Plan. The option was granted with a per share exercise price equal to the fair market value of our common stock on the grant date. The option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of his start date, and the remaining 75% of the shares subject to the option vesting in 36 substantially equal monthly installments thereafter, subject to his continuous service with us on each applicable vesting date. In connection with the commencement of his employment, on May 11, 2015, Mr. Shepard also received restricted stock units (RSUs) for 96,000 shares of our common stock. The RSUs will vest in four equal annual installments on the first, second, third and fourth anniversaries of his start date as our Chief Executive Officer, subject to his continuous service on each vesting date.

On January 28, 2016, the Compensation Committee increased Mr. Shepard’s annual base salary to $520,000, with an annual target bonus of 50% of that base salary, based upon the achievement of performance criteria established by our Board of Directors. Also on January 28, 2016, the Compensation Committee granted Mr. Shepard an option to purchase 209,200 shares of our common stock under our 2014 Plan. The option will vest over four years, with 8.33% of the shares subject to the option vesting on May 28, 2016 and the remaining 91.67% of the shares subject to the option vesting in 44 substantially equal monthly installments thereafter, subject to his continuous service with us on each applicable vesting date. Also on January 28, 2016, the Compensation Committee granted Mr. Shepard RSUs for 64,800 shares of our common stock. The RSUs will vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant, subject to his continuous service on each vesting date.

On January 27, 2017, the Compensation Committee increased Mr. Shepard’s annual base salary to $540,000, with an annual target bonus of 50% of that base salary, based upon the achievement of performance criteria established by our Board of Directors. Also on January 27, 2017, the Compensation Committee granted Mr. Shepard an option to purchase 144,900 shares of our common stock under our 2014 Plan, and such options will vest over four years in 48 substantially equal monthly installments. Also on January 27, 2017, the Compensation Committee granted Mr. Shepard RSUs for 74,700 shares of our common stock. For 10,000 of those shares, one-third will vest on each of the first three anniversaries of the vesting start date, which is January 27, 2017. For the remaining 64,700 shares, 25% will vest on each of the first four anniversaries of the vesting start date, which is January 27, 2017.

In addition, Mr. Shepard’s offer letter provides that upon a qualifying termination of employment, he will be entitled to certain severance payments and benefits, which are described below under “—Potential payments and benefits upon termination or change in control.”

Joshua T. Brumm

We entered into an employment offer letter with Mr. Brumm on November 8, 2013, pursuant to which he serves as our Chief Financial Officer. In connection with his employment, on December 5, 2013, Mr. Brumm was granted an option to purchase 152,108 shares of our common stock under our 2009 Plan, with a per share exercise price equal to the fair market value of our common stock on the date of grant. The option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of his start date, and the remaining 75% of the shares subject to the option vesting in 36 substantially equal monthly installments thereafter, subject to his continuous service on each applicable vesting date.

Effective January 1, 2015, Mr. Brumm received an annual base salary of $353,600, with an annual target bonus of 40% of that base salary, based upon the achievement of performance criteria established by our Chief Executive Officer and approved by our Board of Directors.

On January 28, 2016, the Compensation Committee increased Mr. Brumm’s annual base salary to $374,816, with an annual target bonus of 50% of that base salary, based upon the achievement of performance criteria established our Chief Executive Officer and approved by our Board of Directors. Also on January 28, 2016, the Compensation Committee granted Mr. Brumm an option to purchase 83,800 shares of our common stock under our 2014 Plan. The option will vest over four years, in equal monthly installments commencing on the date of grant, subject to his continuous service on each applicable vesting date. Also on January 28, 2016, the Compensation Committee granted Mr. Brumm RSUs for 26,000 shares of our common stock. The RSUs will vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant, subject to his continuous service on each vesting date.

On October 11, 2016, the Compensation Committee approved a one-time cash bonus payment of $70,000 and a grant of RSUs for 10,000 shares of our common stock to Mr. Brumm. The RSUs will vest as to 33.33%, 33.33%, and 33.34% of the shares, respectively, on each of the first, second, and third anniversaries of the vesting start date, which is the date of grant, subject to his continuous service on each vesting date.

On January 27, 2017, the Compensation Committee increased Mr. Brumm’s annual base salary to $428,000, with an annual target bonus of 40% of that base salary, based upon the achievement of performance criteria established by our Chief Executive Officer and approved by our Board of Directors. Also on January 27, 2017, the Compensation Committee granted Mr. Brumm an option to purchase 65,590 shares of our common stock under our 2014 Plan, and such options will vest over four years in 48 substantially equal monthly installments. Also on January 27, 2017, the Compensation Committee granted Mr. Brumm RSUs for 43,900 shares of our common stock. 25% of the RSU shares will vest on each of the first four anniversaries of the vesting start date, which is January 27, 2017.

In addition, Mr. Brumm’s offer letter provides that upon a qualifying termination of employment, he will be entitled to certain severance payments and benefits, which are described below under “—Potential payments and benefits upon termination or change in control.”

Dr. Colin Hislop

We entered into an employment offer letter with Dr. Hislop, who currently serves as our Chief Medical Officer, on February 18, 2016. Effective as of his start date on April 4, 2016, Dr. Hislop receives an annual base salary of $385,000, with an annual target bonus of 40% of that base salary, based upon the achievement of personal and corporate criteria established by our Chief Executive Officer and approved by our Board of Directors.

In connection with his employment, Dr. Hislop was granted an option to purchase 223,100 shares of our common stock under our 2014 Plan, with a per share exercise price equal to the fair market value of our common stock on the date of grant. The option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of his start date, and the remaining 75% of the shares subject to the option vesting in 36 substantially equal monthly installments thereafter, subject to his continuous service on each applicable vesting date.

On October 11, 2016, the Compensation Committee approved a one-time cash bonus payment of $35,000 and a grant of RSUs for 5,000 shares of our common stock to Dr. Hislop. The RSUs will vest with 33.33%, 33.33%, and 33.34% of the shares, respectively, on each of the first, second, and third anniversaries of the vesting start date, which is the date of the grant, subject to his continuous service on each vesting date.

On January 27, 2017, the Compensation Committee increased Dr. Hislop’s annual base salary to $420,000, with an annual target bonus of 40% of that base salary, based upon the achievement of performance criteria established by our Chief Executive Officer and approved by our Board of Directors. Also on January 27, 2017, the Compensation Committee granted Dr. Hislop an option to purchase 43,700 shares of our common stock under our 2014 Plan. The option will vest over four years, with 6.25% of the shares subject to the option vesting on April 27, 2017, and the remaining shares vesting in 45 substantially equal monthly installments thereafter, subject to his continuous service on each vesting date. Also on January 27, 2017, the Compensation Committee granted Dr. Hislop RSUs for 19,500 shares of our common stock. 25% of the RSU shares will vest on each of the first four anniversaries of the vesting start date, which is January 27, 2017, subject to his continuous service on each vesting date.

Employee benefit plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We maintain a 401(k) plan for the benefit of our eligible employees, including our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Code of 1986, as amended, or the Code. Employees’ pre-tax contributions are allocated to each participant’s individual account. Participants are immediately and fully vested in their contributions. We do not currently provide an employer match on employee contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Pension benefits

We do not maintain any pension benefit plans.

Nonqualified deferred compensation

We do not maintain any nonqualified deferred compensation plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.

The following table shows for the fiscal year ended December 31, 2016, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers. Each award set forth below is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us following a change in control, as described under “—Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards(1)(2)						Stock Awards(1)
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Jay Shepard	12/28/2013	(2)	99,042	33,015	$2.53	12/27/2023	—	—
	2/19/2014	(2)	32,142	13,236	$8.165	2/18/2024	—	—
	5/11/2015	(4)	—	—	—	—	72,000	$1,072,800
	5/11/2015	(2)	122,312	186,688	$15.19	5/10/2015	—	—
	1/28/2016	(5)	47,941	161,259	$10.68	1/27/2027	—	—
	1/28/2016	(4)	—	—	—	—	64,800	$965,520

Joshua T. Brumm	12/5/2013	(2)	129,772	39,033	$2.53	12/4/2023	—	—
	12/31/2013	(2)	3,260	1,087	$3.34	12/30/2023	—	—
	2/19/2014	(2)	37,944	15,625	$8.17	2/18/2024	—	—
	4/15/2014	(3)	—	—	—	—	3,333	$49,662
	6/11/2014	(4)	—	—	—	—	7,500	$111,750
	6/11/2014	(6)	20,000	12,000	$31.96	6/10/2024	—	—
	12/26/2014	(4)	—	—	—	—	5,222	$77,808
	12/26/2014	(6)	12,186	12,187	$22.24	12/25/2024	—	—
	1/28/2016	(6)	19,204	64,596	$10.68	1/27/2026	—	—
	1/28/2016	(4)	—	—	—	—	26,000	$387,400
	10/11/2016	(3)	—	—	—	—	10,000	$149,000

Colin Hislop	4/4/2016	(7)	—	223,100	$8.17	4/3/2026	—	—
	10/11/2016	(3)	—	—	—	—	5,000	$74,500

(1)	Vesting of all options and restricted stock units is subject to continued service on the applicable vesting date.
(2)	The shares subject to the stock options vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting start date, and thereafter 1/48th of the shares vest each month.
(3)	The shares subject to these restricted stock units vest according to the following schedules: one-third of the shares subject to the award vest on each of the first, second and third anniversaries of the grant date.
(4)	The shares subject to these restricted stock units vest according to the following schedule: 25% of the shares vest on each of the first, second, third and fourth anniversaries of the grant date.
(5)	4/48th of the shares subject to the option became exercisable on May 28, 2016, and the balance of the shares vest and become exercisable monthly thereafter.
(6)	1/48th of the shares subject to the option become exercisable monthly measured from the date of the grant.
(7)	1/4th of the total number of shares subject to the option shall vest on the first yearly anniversary of the vesting commencement date and 1/36th of the remaining number of shares subject to the option shall vest on each monthly anniversary of the vesting commencement date thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance benefits other than in connection with a change in control

Mr. Shepard

Mr. Shepard’s offer letter provides that if we terminate his employment for any reason other than cause or permanent disability, or a qualifying termination, if Mr. Shepard (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us, (ii) returns all of our property in his possession and (iii) resigns as a member of the Board, he will be entitled to twelve months of salary continuation payments and if he timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums (at the same rate that we pay for active employees) for up to twelve months following the date he terminates employment with us. In addition, in the event of a qualifying termination, each of the option and restricted stock units granted to him under his offer letter will be credited with twelve months of service for purposes of vesting and the vested portion of such option and RSU shall remain exercisable for up to six months following the date he terminates service with us.

Mr. Brumm

Mr. Brumm’s offer letter provides that in the event of a qualifying termination, if he (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us and (ii) returns all of our property in his possession, he will be entitled to six months of salary continuation payments and if he timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums (at the same rate that we pay for active employees) for up to six months following the date he terminates employment with us. In addition, in the event of a qualifying termination, the option granted to him under his offer letter will be credited with six months of service for purposes of vesting and the vested portion of such option will remain exercisable for up to one year following the date he terminates service with us.

Dr. Hislop

Dr. Hislop is not entitled to any additional payments in the event of a termination other than in connection with a change in control, as described below.

For purposes of each of the offer letters with our named executive officers, “cause” generally means (i) the unauthorized use or disclosure of our confidential information or trade secrets, (ii) a material breach of any agreement with us, (iii) a material failure to comply with our written policies or rules, (iv) the conviction of or plea of guilty or no contest to a felony, (v) gross negligence or willful misconduct, (vi) the continued failure to perform assigned duties, or (vii) the failure to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees, upon our request. For purposes of each of the offer letters with our named executive officers, “permanent disability” means the inability to perform the essential functions of the named executive officer’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

Change in control

Change in control severance benefit plan

We have adopted a change in control severance benefit plan, or the severance plan. The severance plan provides certain of our employees, including each of our named executive officers, with severance payments and benefits upon certain qualifying terminations of employment within a one-year period following the closing of a change in control, as defined in the severance plan. The summary below is qualified by reference to the actual text of the severance plan, which is filed as an exhibit to the Form S-1, as amended, filed with the SEC on March 10, 2014.

Under the severance plan, in the event of a participant’s involuntary termination without cause (and not due to death or disability) or if a participant resigns for good reason, if the participant in the severance plan (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us and (ii) returns all of our property in his possession, he will be entitled to cash severance equal to the sum of his or her monthly base salary and monthly annual bonus target, multiplied by a severance multiplier, which is 15 in the case of Mr. Shepard and 12 in the cases of Mr. Brumm and Dr. Hislop. In addition, following a qualifying termination, if a participant timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums for up to 15 months in the case of Mr. Shepard, and 12 months in the cases of Mr. Brumm and Dr. Hislop, following the date of termination.

All stock awards which are vested and exercisable as of the date of a qualifying termination under the severance plan (including by virtue of the provisions of the applicable equity plan) will remain outstanding and exercisable until the earliest to occur of (i) the last day of the applicable severance period, which is 15 months in the case of Mr. Shepard and 12 months in the cases of Mr. Brumm and (i) the expiration of the original term of such stock awards.

If one of our named executive officers is entitled to severance benefits under the severance plan by virtue of a qualifying termination of employment within 12 months following a change in control, he would not be entitled to severance benefits under the terms of his offer letter.

In addition, the severance plan provides that, except as otherwise expressly provided in an agreement between us and a participant, if any payment or benefit a participant would receive in connection with a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and such payment or benefit would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payment or benefit will be equal to either (1) the largest portion of the change in control payment that would result in no portion of the payment or benefit being subject to the excise tax, or (2) the largest portion, up to and including the total payment or benefit, whichever amount, after taking into account all applicable taxes, including the excise tax (all computed at the highest applicable marginal rate), would result in the participant’s receipt, on an after-tax basis, of the greatest economic benefit to the participant, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If a reduction is so required, the reduction will occur in the order specified in the severance plan.

Treatment of options under our 2009 Stock Plan

Our 2009 Plan, provides that outstanding options will be treated as follows in the event of a change in control, subject to any other limitations proposed by the administrator of the 2009 Plan:

•	Immediately prior to the consummation of a change in control, outstanding repurchase rights held by us related to any outstanding options will terminate;

•	To the extent that outstanding options are not assumed or otherwise continued in connection with a change in control, the shares subject to each outstanding option will vest in full immediately prior to the closing of the change in control and the option will terminate immediately following the change in control; or

•	If outstanding options are assumed or otherwise continued in connection with a change in control, in the event of an involuntary termination of employment (as defined in the 2009 Plan) within 12 months following the closing of the change in control, the shares subject to such assumed or continued options will vest in full on the date of termination.

•	In addition, our form of option agreement under the 2009 Plan provides that if options are not assumed or otherwise continued in connection with a change in control transaction, the options subject to such agreements will become fully exercisable.

For purposes of the 2009 Plan, a change in control generally means (i) a merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of our outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction, (ii) a sale, transfer or other disposition of all or substantially all of our assets, or (iii) any person becomes the “beneficial owner”, directly or indirectly, of securities representing 50% or more of the total voting power of our then outstanding securities.

For purposes of the 2009 Plan, an involuntary termination generally means, during the 12 months following the closing of a change in control, either (1) a termination of service other than for misconduct (as defined in the 2009 Plan) or (2) a voluntary resignation following: a material diminution in the optionee’s base compensation; a material diminution in the optionee’s authority, duties, position or responsibilities; a material diminution in the authority, duties, position or responsibilities of the optionee’s supervisor (including a requirement that an optionee report to a corporate officer or employee instead of directly to our Board of Directors); a material diminution in the budget over which the optionee retains authority; a relocation of the optionee’s principal place of work to a location more than 50 miles away from the principal place of work prior to a change in control; or any other act or omission that constitutes a material breach by us of the 2009 Plan.

Treatment of stock awards under our 2014 Equity Incentive Plan

Our 2014 Plan, provides that in the event of certain corporate transactions, as defined in the 2014 Plan, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by our Board of Directors at the time of grant of a stock award:

•	The surviving or acquiring corporation (or its parent) may assume, continue or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent); provided, that if any such stock awards are so assumed, continued or substituted, if a participant incurs an involuntary termination on or within 12 months following the date of such corporate transaction, any unvested shares subject to such assumed, continued or substituted stock awards will vest in full as of the date of such termination;

•	To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction will be accelerated in full to a date prior to the effective time of such corporate transaction, and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, and any reacquisition or repurchase rights held by us will lapse, contingent upon the effectiveness of such corporate transaction;

•	To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has terminated prior to the effective time of the corporate transaction will not be accelerated and all unvested stock awards held by such participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, but any reacquisition or repurchase rights held by us may continue to be exercised notwithstanding such corporate transaction; or

•	To the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, our Board of Directors may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by our Board of Directors, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as defined in the 2014 Plan, as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

For purposes of the 2014 Plan, an involuntary termination generally means, during the 12 months following the closing of a corporate transaction or change in control, either (1) a termination of service other than for cause (as defined in the 2014 Plan) or (2) a voluntary resignation following: a material diminution in the participant’s base salary; a material diminution in the participant’s authority, duties, position or responsibilities; a material diminution in the authority, duties, position or responsibilities of the participant’s supervisor (including a requirement that a participant report to a corporate officer or employee instead of directly to our Board of Directors); a material diminution in the budget over which the participant retains authority; a relocation of the participant’s principal place of work to a location more than 50 miles away from the principal place of work prior to the consummation of a corporate transaction or a change in control; or any other act or omission that constitutes a material breach by us of the 2014 Plan.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2016 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Total ($)
Mr. Edmon R. Jennings	$49,750	$77,593	$37,555	$164,898
Dr. Srinivas Akkaraju, M.D., Ph.D.	$78,750	$209,831	$75,003	$363,584
Mr. R. Scott Greer	$43,750	$77,593	$37,555	$158,898
Dr. Shahzad Malik, M.D.	$53,750	$77,593	$37,555	$168,898
Dr. Anthony Y. Sun, M.D.	$46,250	$77,593	$37,555	$161,398
Mr. John Varian	$53,750	$77,593	$37,555	$168,898

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 2 and Note 10 to our financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The table below lists the aggregate number of shares and additional information with respect to the outstanding option awards held by each of our non-employee directors.

The table below shows the aggregate number of option awards outstanding at fiscal year end for each of our non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2016	Number of Shares Subject to Outstanding Stock Awards as of December 31, 2016
Mr. Edmon R. Jennings	74,081	9,200
Dr. Srinivas Akkaraju, M.D., Ph.D.	60,778	11,475
Mr. R. Scott Greer	62,725	9,200
Dr. Shahzad Malik, M.D.	62,725	9,200
Dr. Anthony Y. Sun, M.D.	62,725	9,200
Mr. John Varian	62,725	9,200

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

In March 2014, the Board of Directors approved a non-employee director compensation policy that became effective upon the completion of our initial public offering, or the IPO, and was subsequently amended effective as of May 21, 2015 and March 17, 2016.

Under this policy, we will pay each of our non-employee directors a cash retainer for service on the Board of Directors and for service on each committee on which the director is a member. The chairman of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board of Directors. The retainers paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member are as follows:

	Member Annual Service Retainer	Chairman Annual Service Retainer
Board	$40,000	$25,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$15,000
Nominating and Corporate Governance Committee	$3,500	$10,000

In addition, on the date of each annual meeting of stockholders held, each non-employee director that continues to serve as a non-employee member on our Board of Directors will receive equity awards under our 2014 Plan, with a total grant date fair value of $125,000, with 70% of the grant date value allowed to a stock option grant and 30% of the grant date value to a restricted stock unit award. Each stock award will vest in full on the earlier of the date of the annual stockholder meeting following the meeting in connection with which it was granted, or the first anniversary of the grant date. The exercise price of such options will equal the fair market value of our common stock on the date of grant. For any new non-employee director who joins the Board, the initial equity award will have a total grant date fair value of $250,000, and the awards will vest on an annual basis over three years. For a new non-employee director is elected or appointed at a time other than at the annual meeting of stockholders, then the director will receive an additional award with a grant date fair value of $125,000, prorated for the number of days from such election or appointment until the next annual meeting, and the award will vest on the date of first annual meeting following such election or appointment. In each case, vesting of the award is subject to the director’s continuous service on each vesting date This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

In accordance with this policy prior to its amendment in March 2016, we paid each of our non-employee directors a cash retainer of $35,000 for the year ended December 31, 2015 for their service on the Board of Directors. Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2014, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2014 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.

Sales of Preferred Stock

In February 2014, the Company sold an aggregate of 48,758,857 shares of our Series E convertible preferred stock at a purchase price of $1.128 per share for an aggregate purchase price of approximately $55.0 million, of which 34,121,608 were sold to holders of more than 5% of our capital stock, including one group of affiliated holders that became a 5% stockholder pursuant to the transaction. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on the basis of 11.5 shares to one. In February 2014, pursuant to the Series D Securities Purchase Agreement entered into in October 2013, we sold an aggregate of 13,168,291 shares of our Series D-2 convertible preferred stock at a purchase price of $0.7594 per share for an aggregate purchase price of approximately $10.0 million, of which 13,135,370 were sold to holders of more than 5% of our capital stock. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on the basis of 11.5 shares to one.

Investor rights agreement

We are party to an investor rights agreement that provides holders of common stock issued upon conversion of our convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Voting agreement

Prior to our initial public offering in March 2014, we were party to a voting agreement under which certain holders of our capital stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, agreed to vote in a certain way on certain matters, including with respect to the election of directors. The voting agreement terminated upon the closing of our initial public offering, and none of our stockholders have any special rights regarding the election or designation of members of our Board of Directors.

Indemnification agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Versartis stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Versartis. Direct your written request to Versartis, Inc., Kevin Haas, Corporate Controller, 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025 or contact Kevin Haas at (650) 963-8595. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kenneth L. Guernsey
Kenneth L. Guernsey
Secretary

April 25, 2017

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Versartis, Inc., 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025.

VERSARTIS, INC. 4200 BOHANNON DRIVE SUITE 250 MENLO PARK, CA 94025 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VSAR You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E28372-P92906 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VERSARTIS, INC. For All Withhold All Except For All The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Srinivas Akkaraju, M.D., Ph.D. 02) John Varian 03) Eric L. Dobmeier To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000. 3. Ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E28373-P92906 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSARTIS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2017 at 2:00 PM The undersigned hereby appoints Kenneth L. Guernsey and Joshua T. Brumm, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Versartis, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 25, 2017 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side V.1.2